Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

By and Between

INCYTE CORPORATION

and

CALITHERA BIOSCIENCES, INC.

Dated as of January 27, 2017

CALITHERA BIOSCIENCES, INC.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 27, 2017 (the “Signing Date”), by and between Calithera Biosciences, Inc., a Delaware corporation (the “Company”), and Incyte Corporation, a Delaware corporation (the “Purchaser”).

WHEREAS, the Company and the Purchaser are entering into that certain Collaboration and License Agreement of even date herewith (the “Collaboration Agreement”);

WHEREAS, the obligations in the Collaboration Agreement are conditioned upon the execution and delivery of this Agreement, pursuant to which the Company will issue and sell to the Purchaser a number of shares of its common stock, par value $0.0001 per share (the “Common Stock”) as provided for herein; and

WHEREAS, the Purchaser desires to purchase, and the Company desires to sell, the shares of Common Stock on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. When used in this Agreement, the following terms shall have the respective meanings specified below:

“Action” shall mean any action, cause or action, suit, prosecution, investigation, litigation, arbitration, hearing, order, claim, complaint or other proceeding (whether civil, criminal, administrative, investigative or informal) by or before any Governmental Authority or arbitrator.

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. For the purposes of this Agreement, in no event shall the Purchaser or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Purchaser or any of its Affiliates.

“Base Prospectus” means the base prospectus forming part of that certain registration statement on Form S-3 (File No. 333-207905) as declared effective by the SEC on November 24, 2015.

“Board of Directors” means the board of directors of the Company.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in New York, New York, generally are closed as a result of federal, state or local holiday.

“Change of Control” shall mean, with respect to a Person, any of the following events: (i) any Person is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of such Person’s outstanding capital stock; (ii) such Person consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Person, other than (A) a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of such Person or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of such Person (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of capital stock of such Person, or (iii) such Person conveys, transfers or leases all or substantially all of its assets, to any Person other than a wholly owned Affiliate of such Person.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

“Consent” shall mean any approval, authorization, consent, license, franchise, Order, registration, notification, permit, certification, clearance, waiver or other confirmation of or by a Governmental Authority or other Person.

“Contract” shall mean, with respect to any Person, any written or oral agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance,

employment, incentive or bonus, retention, change in control, deferred compensation, termination pay, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or any other plan, policy, program, agreement, contract or arrangement (i) that is sponsored, maintained, contributed to, or required to be contributed to by the Company or under or with respect to which the Company has any current or contingent liability or obligation, or (ii) that provides benefits or compensation to any employee, director, or officer of the Company or any other person performing services for the Company (including any leased employee or individual co-employed by a “professional employer organization”).

“Environmental Law” shall mean all national, supra-national, federal, state, local and foreign Laws concerning public health and safety, worker health and safety, pollution or protection of the environment; including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal, release, exposure to or cleanup of hazardous materials, substances or wastes, including petroleum, asbestos, polychlorinated biphenyls, asbestos, noise or radiation.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose and in existence on the date of this Agreement as such plan is constituted on the date of this Agreement, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, unless otherwise agreed to by the non-employee members of the Board of Directors, (b) securities upon the exercise or exchange of or conversion of any Common Stock Equivalents issued and outstanding on the date of this Agreement, provided that such securities have not been amended on or after the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) an “at-the-market” offering of common stock.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Health Care Laws” means all applicable Laws relating to pricing, marketing, promotion, sale, distribution, coverage, or reimbursement of a drug, biological or medical device.

“Indebtedness” shall mean, with respect to any Person at any applicable time of determination, without duplication, (a) all liabilities and obligations for borrowed money, (b) all liabilities and obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all liabilities and obligations under or in respect of swaps, hedges or similar instruments, (d) all liabilities and obligations in respect of letters of credit and similar instruments, (e) all liabilities and obligations (contingent or otherwise) arising from or in respect of (i) deferred compensation arrangements, (ii) pension plans, or (iii) amounts payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such liabilities and obligations), (f) all guaranties in connection with any of the foregoing, and (g) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, including such rights in and to: (a) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent disclosure or other patent right, (b) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, (c) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software), (d) any Internet domain names, and (e) any trade secret, confidential information, know-how and inventions, including processes and formulations.

“Knowledge” shall mean knowledge after reasonable investigation of the officers of the Company, as such term is defined in Exchange Act Rule 16a-1(f).

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and ordinances of any Governmental Authority.

“Leased Real Property” shall mean all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company pursuant to any Lease.

“Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company holds any Leased Real Property as tenant, sublease, licensee or concessionaire (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has had or is reasonably likely to have (a) a material adverse effect on the business, condition (financial or other), assets, liabilities or results of operations of the Company, taken as a whole, or (b) a material adverse effect on the Company’s ability to timely perform its obligations under, or timely consummate any of the transactions contemplated by, the Transaction Agreements, (including the sale of the Shares, in accordance with the terms of this Agreement), to the extent that any such Effect results from or arises out of: (i) changes occurring after the date hereof in conditions in the United States of America or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes occurring after the date hereof in general legal, regulatory, political, economic or business conditions or changes to U.S. GAAP or interpretations thereof occurring after the date hereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (iii) acts of war, sabotage or terrorism occurring after the date hereof, or any escalation or worsening of any such acts of war, sabotage or terrorism, or (iv) earthquakes, hurricanes, floods or other natural disasters occurring after the date hereof, provided, however, that any Effect referred to in clauses (i)-(iv) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur only if such Effect has had or would be reasonably likely to have a disproportionate effect on the Company compared to other participants in the biotechnology or biopharmaceutical industries.

“Material Contract” shall mean any Contract entered into by the Company that is required to be disclosed as an exhibit to any filing made by the Company pursuant to the Exchange Act.

“NASDAQ” shall mean the NASDAQ Stock Market LLC.

“Order” shall mean any assessment, award, decision, injunction, judgment, order, ruling, verdict or writ entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Permitted Liens” shall mean (a) mechanics’, materialman’s, workmens’, repairmens’, warehousemen’s, supplier’s, vendor’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties, (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure other statutory obligations, (e) easements, covenants, conditions and restrictions of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon as of the date of this Agreement, and (f) any zoning, or other governmentally established restrictions of encumbrances.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Prospectus” means the Base Prospectus and Prospectus Supplement to the Registration Statement.

“Prospectus Supplement” means the supplement to the Base Prospectus complying with Rule 424(b) of the Securities Act as filed with the SEC relating to the issuance of the Shares to the Purchaser.

“Registration Statement” means that certain registration statement on Form S-3 (File No. 333-207905) as declared effective by the SEC on November 24, 2015.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” shall mean (a) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, unclaimed property or escheat (or similar), registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, or (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, by Contract or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Purchaser, the Company or any Affiliate of the Purchaser or the Company.

“Trading Day” shall mean a day on which the Trading Market is open for trading.

“Trading Market” shall mean the NASDAQ Global Select Market to the extent that the Common Stock is then listed on such exchange.

“Transaction Agreements” shall mean this Agreement and the Collaboration Agreement.

“Transfer Agent” shall mean American Stock Transfer & Trust Company, LLC, or any successor transfer agent of the Company.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar or related Law.

2.    Closing, Delivery and Payment.

2.1    Closing. Subject to the terms and conditions hereof, and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, at the Closing (as hereinafter defined), the Company hereby agrees to sell to the Purchaser, and the Purchaser agrees to purchase, 1,720,430 shares of Common Stock (the “Shares”), at a purchase price of $4.65 per share of Common Stock (the “Closing”), free and clean of all Liens, for an aggregate purchase price of Eight Million Dollars ($8,000,000) (the “Purchase Price”). The issuance and sale of the Shares will be effected pursuant to the Registration Statement. The Closing shall take place remotely via the exchange of documents and signatures at 10:00 a.m. on the third (3rd) Business Day immediately following the date on which the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other time as the Company and Purchaser shall mutually agree (which time and place are designated as the “Closing Date”).

2.2    Delivery and Payment. At the Closing, subject to the terms and conditions hereof, the Company will instruct the Transfer Agent to deliver to the Purchaser, via book entry to the applicable balance account registered in the name of the Purchaser, the Shares, against payment of the Purchase Price in U.S. dollars by wire transfer made payable to the order of the Company.

2.3    Deliveries at Closing.

(a)    Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following items:

(i)    A copy of Prospectus as filed with the SEC with respect to the Shares;

(ii)    evidence of the filing of the Listing of Additional Shares notification to NASDAQ as it relates to the Shares;

(iii)    legal opinion of Cooley LLP, the Company’s counsel, dated as of the Closing Date in the form reasonably acceptable to the Purchaser;

(iv)    a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, the Shares to the Purchaser, via a book entry position in an account registered in the name of the Purchaser at the Transfer Agent;

(v)    a compliance certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.1 have been satisfied;

(vi)    a certificate of the Company’s Secretary certifying as to (A) the Company’s certificate of incorporation and bylaws, (B) the resolutions of the Board of Directors approving this Agreement and the transactions contemplated hereby, and (C) good standing certificates with respect to the Company from the applicable authority(ies) in Delaware and California, dated a recent date before the Closing; and

(vii)    all such other documents, certificates and instruments as the Purchaser may reasonably request in order to give effect to the transactions contemplated hereby and by the other Transaction Agreements.

(b)    Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Company the Purchase Price, by wire transfer of immediately available funds to one or more accounts designated by the Company, such designation to be made no later than two (2) Business Days prior to the Closing Date.

2.4    Withholding. The Purchaser and its agents shall be entitled to deduct and withhold from any consideration payable hereunder any amounts it may be required to deduct and withhold under any applicable Tax Law. Amounts withheld under this Section 2.4 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Purchaser shall provide written notice to the Company, at least three (3) Business Days in advance, of its intent to impose any such deduction or withholding, the basis therefor and the amounts thereof.

3.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth in the Company SEC Documents (as defined herein), and only to the extent such Company SEC Documents are specifically referenced in such representation or warranty, the following:

3.1    Organization, Good Standing and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transaction Agreements, to issue and sell the Shares, and to carry out the provisions of the Transaction Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is not in violation or default of any of the provisions of its certificate of incorporation or bylaws. The Company is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except to the extent any failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries.

3.2    Capitalization.

(a)    The authorized capital of the Company, as of December 31, 2016, consists of 200,000,000 shares of Common Stock, 21,501,842 of which are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which are currently issued and outstanding. Under the Company’s 2010 Equity Incentive Plan and 2014 Equity Incentive Plan (together, the “Plans”), (i) options to acquire 3,227,894 shares of Common Stock have been granted and are currently outstanding, (ii) no restricted shares of Common Stock have been granted and are currently outstanding, and (iii) no shares of Common Stock remain available for future issuance to directors, executive officers, employees and consultants of the Company. Since December 31, 2016, the Company has not issued any equity securities, other than those issued pursuant to the Plans.

(b)    Except as set forth in the Company SEC Documents filed prior to the Signing Date, other than the shares of Common Stock reserved for issuance under the Plans, there are no outstanding options, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities, including the Shares. No Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights with respect to any securities of the Company, including with respect to the issuance of Shares contemplated hereby. Except as set forth in the Company SEC Documents filed prior to the Signing Date, there are no voting agreements, registration rights agreements or other agreements of any kind between the Company and any other Person relating to the securities of the Company, including the Shares.

(c)    All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and were issued in compliance with all applicable Laws concerning the issuance of securities. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, (i) will be validly issued, and fully paid, (ii) will not be subject to pre-emptive rights, and (iii) shall be free and clear of all Liens, except for restrictions on transfer imposed by (1) applicable securities Laws and (2) Section 5.10 hereunder.

(d)    The Company does not own or hold the right to acquire any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person.

3.3    Authorization; Binding Obligations. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders. Each of the Transaction Agreements has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

3.4    Company SEC Documents; Financial Statements; NASDAQ; Indebtedness.

(a)    Since October 1, 2014, the Company has timely filed or submitted all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC pursuant to the Exchange Act and the Securities Act (the “Company SEC

Documents”). As of their respective filing or submission dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and none of the Company SEC Documents is the subject of ongoing SEC review or outstanding investigation. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

(b)    The financial statements of the Company included in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“U.S. GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by U.S. GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except (i) as set forth in or contemplated by the Company SEC Documents filed prior to the Signing Date or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents filed prior to the Signing Date, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, be material to the Company. The Company does not have and is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(c)    The Common Stock is listed on the NASDAQ Global Select Market, and the Company has taken no action designed to, or which would reasonably be expected to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Global Select Market. The Company has not received any notification that, and has no Knowledge that, the SEC or NASDAQ is contemplating terminating such listing or registration.

(d)    As of the date hereof, other than as disclosed in the Company SEC Documents filed prior to the Signing Date, the Company does not have any outstanding Indebtedness.

3.5    Obligations to Related Parties. Except as disclosed in the Company SEC Documents filed prior to the Signing Date, there are no obligations of the Company to members of the Board of Directors, executives, stockholders, Affiliates, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) for other standard employee benefits made generally available to all employees (including equity award agreements outstanding under any equity incentive plan approved by the Board of Directors). Except as disclosed in the Company SEC Documents filed prior to the Signing Date, none of the members of the Board of Directors, Affiliates, executives, employees or, to the Company’s Knowledge, stockholders of the Company or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, other than passive investments in publicly-traded companies (representing less than three percent (3%) of such company) which may compete with the Company and investments by venture capital funds or similar institutional investors with which members of the Board of Directors may be affiliated. No member of the Board of Directors, executive, Affiliate or, to the Company’s Knowledge, stockholder, or any member of their immediate families, is, directly or indirectly, interested in any Material Contract with the Company (other than such contracts as relate to any such person’s ownership of Common Stock or other securities of the Company).

3.6    Compliance with Other Instruments. The Company is not in violation or default of any provision of any mortgage, indenture, Contract, lease, agreement, instrument or Contract to which it is party or by which it is bound or of any Order which would reasonably be expected to have a Material Adverse Effect. The execution, delivery, and performance of and compliance with the Transaction Agreements, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, (i) conflict with or result in a violation of the certificate of incorporation or bylaws of the Company, in each case as in effect on Closing Date, (ii) result in any violation of any Law or Order to which the Company or its assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, or (C) require Consent under, any Contract to which the Company is a party, or (iv) result in the creation of any Lien upon any of the Company’s assets or capital stock, except in the case of any of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect. Neither the execution, delivery or performance of any Transaction Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby and thereby (including the issuance of the Shares) requires any Consent, other than (i) filings required under applicable U.S. federal and state securities Laws, (ii) the filing with the SEC of the Prospectus Supplement, and (iii) the notification of the issuance and sale of the Shares to NASDAQ.

3.7    Litigation. There is no Action pending or, to the Company’s Knowledge, threatened, against the Company or which the Company intends to initiate. There is no Order in effect against the Company.

3.8    Compliance with Laws; Permits. The Company is not, and since January 1, 2014 has not been, in violation of any applicable Law (including any Health Care Law) in respect of the conduct of its business or the ownership of its properties which would reasonably be expected to have a Material Adverse Effect. No Consents are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares, except such as have been duly and validly obtained or filed. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as currently planned to be conducted, the lack of which would reasonably be expected to have a Material Adverse Effect.

3.9    Registration. The Company has prepared and filed the Registration Statement in conformity with the requirements of the Securities Act, which became effective on November 25, 2015, including the Base Prospectus, and such amendments and supplements thereto as may have been required to the date of this Agreement. The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus has been issued by the SEC and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the SEC. At the time the Registration Statement and any amendments thereto became effective, at the date of this Agreement and at the Closing Date, the Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.10    Investment Company. The Company is not, and after giving effect to the transactions contemplated by the Transaction Agreements will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.11    Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and has taken advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. The Company has taken the exemption from auditor attestation on the effectiveness of its internal controls over financial reporting as permitted under the JOBS Act. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

3.12    Absence of Changes. Except as set forth in the Company SEC Documents filed prior to the Signing Date, since December 31, 2015, (a) the Company has conducted its business operations in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.13    Tax Matters.

(a)    Except as set forth in the Company SEC Documents filed prior to the Signing Date (i) the Company has timely prepared and filed all federal and all other material Tax Returns required to have been filed by each of them with all appropriate Governmental Authorities and timely paid all Taxes shown thereon, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due, and (iv) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(b)    Except as set forth in the Company SEC Documents filed prior to the Signing Date (i) no federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company, (ii) the Company has not received from any federal, state, local, or non-U.S. taxing authority any (A) written notice indicating an intent to open an audit or other review related to any material Tax, or (B) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against the Company;

(c)    Except as set forth in the Company SEC Documents filed prior to the Signing Date (i) the Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (B) does not have any liability for the Taxes of any Person (other than the Company) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise;

(d)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(e)    The Company is not and has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and U.S. Treas. Reg. § 1.6011-4(b)(2); and

(f)    The Company has never been, nor will it be at the Closing, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.14    Property. The Company does not own any real property. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) the Company has the right to use or occupy the Leased Real Property under valid and binding leases and (b) the Company has good and valid title to, or a valid license to use or leasehold interest in, all of their respective material tangible assets, free and clear of all Liens (other than Permitted Liens).

3.15    Employee Benefits Matters.

(a)    Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of Law, including ERISA and the Code and other applicable Laws, except where the failure to so maintain, fund or administer would reasonably be expected to result in a Material Adverse Effect, and all contributions, distributions, reimbursements and premium payments due with respect to each Employee Benefit Plan have been timely made or properly accrued. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) issued by the United States Internal Revenue Service and to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(b)    The Company does not maintain, sponsor, contribute to, have any obligation to contribute to, or have any current or potential liability or obligation under or with respect to (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); no Employee Benefit Plan provides and the Company does not have any current or potential obligation to provide post-termination or post-retirement health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar state Law; and the Company does not have any current or potential liability or obligation by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c)    There have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan; the Company has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company as employees or non-employees; and there do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine undisputed claims for benefits) or Actions with respect to any Employee Benefit Plan.

(d)    The transactions contemplated by the Transaction Agreements will not (either alone or in combination with another event) (i) cause the acceleration of vesting in, or payment of, any benefits or compensation under any Employee Benefit Plan, (ii) require the funding of compensation or benefits due to any manager, employee, officer, director, shareholder or other service provider (whether current, former or retired) of the Company or their beneficiaries and, (iii) otherwise accelerate or increase any liability or obligation under any Employee Benefit Plan.

3.16    Labor Matters.

(a)    The Company is not a party to nor is bound by any collective bargaining agreement or other Contract or relationship with any union, labor organization, or other collective bargaining representative. There are no strikes, work stoppages or any other material labor disputes against or affecting the Company pending or, to the Company’s Knowledge, threatened, and no such disputes have occurred since January 1, 2014. No union organization or decertification activities are underway or, to the Company’s Knowledge, threatened with respect to employees of the Company and no such activities have occurred since January 1, 2014.

(b)    The Company is, and at all times since January 1, 2014 has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, immigration, and the withholding and payment of social security and other employment Taxes, except where the failure to be in such compliance would reasonably be expected to have a Material Adverse Effect..

(c)    Since January 1, 2014, the Company has not implemented any plant closing or layoff of employees that could implicate the WARN Act.

3.17    Intellectual Property.

(a)    The Company owns all right, title and interest in and to, or has the valid and enforceable right to use pursuant to a written Contract, all Intellectual Property used in the conduct of the business of the Company as currently conducted or proposed to be conducted (collectively, the “Company Intellectual Property”) free and clear of any Liens, except Permitted Liens, except where the failure to be in such compliance would reasonably be expected to have a Material Adverse Effect, and, to the Company’s Knowledge, the owners of any Intellectual Property licensed to Company have taken necessary actions to maintain and protect such Intellectual Property, except where the failure to be in such compliance would reasonably be expected to have a Material Adverse Effect.

(b)    The Company has not infringed, misappropriated, or otherwise violated, or is not currently infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person and there are no Actions pending or, to the Company’s Knowledge, threatened alleging any of the foregoing, including any unsolicited offers for the Company to obtain a license to any Intellectual Property of another Person. To the Company’s Knowledge, no Person is infringing, misappropriating or violating the rights of the Company with respect to any Company Intellectual Property.

(c)    The Company has taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of its material confidential information. Without limiting the generality of the foregoing, all current and former employees, contractors and consultants of the Company who have participated in the creation of Intellectual Property have executed and delivered to the Company a valid and enforceable agreement providing for the assignment by such Person to the Company of any such Intellectual Property.

3.18    Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received within the past three years by, and no Action is pending or, to the Company’s Knowledge, threatened by, any Person against the Company and no penalty has been assessed against the Company with respect to any matters relating to or arising out of any Environmental Law and (ii) the Company is, and since January 1, 2014 has been, in compliance with all applicable Environmental Laws, including any Consent required by Environmental Laws.

3.19    Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Agreements, any right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. The Company agrees to indemnify the Purchaser for any claims, losses or expenses incurred by the Purchaser as a result of the representation in this Section 3.19 being untrue.

3.20    Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies (“Policies”) with respect to the business and assets of the Company are in full force and effect, (b) the Company is not in breach or default, and the Company has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies, and (c) the Company has not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding the Company under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. The Company maintains insurance with reputable insurers in such amounts and against such risks as is customary for the industry in which the Company operates and as the management of the Company has in good faith determined to be prudent and appropriate.

3.21    Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not in violation, default or breach under any of its Material Contracts. All Material Contracts have been filed with the Company SEC Documents.

3.22    Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation or the Laws of the State of Delaware that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

3.23    Anti-Corruption and Anti-Bribery Laws. Neither the Company, nor, any of its officers, directors or employees, nor to the Company’s Knowledge its agents, representatives, consultants, or other persons associated with or acting for or on behalf of the Company, has, directly or indirectly, in connection with the operation of their business: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case, in violation of any applicable anticorruption or anti-bribery Law, (b) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures, (d) established or maintained any unlawful fund of corporate monies or other properties, (e) created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing, or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-l, et seq., or any other applicable anti-corruption or anti-bribery Law. For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

3.24    Economic Sanctions. None of the Company or its directors, officers, employees or to the Company’s Knowledge its agents (i) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws or (ii) within the last five (5) years has done business in or with any Person that is the target of sanctions by the United States. Within the past five (5) years, the Company has not made any voluntary disclosures to applicable Governmental Authorities under applicable economic sanctions Laws or applicable export control Laws and, to the Knowledge of the Company, the Company has not been the subject of any governmental investigation or inquiry regarding the compliance of the Company with such Laws, nor has the Company been assessed any fine or penalty in regard to compliance with such Laws.

3.25    Accountants. The Company’s independent registered public accounting firm is Ernst & Young LLP. To the Company’s Knowledge, such accounting firm is a registered public accounting firm as required by the Exchange Act.

3.26    Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

3.27    Disclosure. None of the representations or warranties in this Article III nor any of the exhibits or schedules attached hereto, nor any of the certificates delivered pursuant to Section 6.1, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

4.1    Organization; Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

4.2    Requisite Power and Authority. The Purchaser has all necessary power and authority to execute and deliver the Transaction Agreements and to carry out their provisions. All action on the Purchaser’s part required for the lawful execution and delivery of the Transaction Agreements has been taken. Upon their execution and delivery, the Transaction Agreements will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

4.3    No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Purchaser do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Purchaser or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Purchaser’s certificate of incorporation or bylaws, except as would not impair or adversely affect the ability of the Purchaser to consummate the transactions contemplated pursuant to the Transaction Agreements and perform its obligations under the Transaction Agreements and except, in the case of subsections (a) and (b) as would not have a material adverse effect on the Purchaser.

4.4    No Governmental Authority or Third Party Consents. No Consent is required to be obtained by the Purchaser in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for the Shares.

4.5    Investment Representations. The Purchaser hereby represents and warrants as follows:

(a)    Purchaser Bears Economic Risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

(b)    Acquisition for Own Account. The Purchaser is acquiring the Shares for the Purchaser’s own account for investment only, and not with a view towards their distribution.

(c)    Accredited Investor. The Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(d)    Company Information. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with management of the Company. The Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment. The foregoing does not affect the Company’s representations and warranties contained in Section 3.

4.6    Transfer Restrictions. The Purchaser acknowledges that the Shares will be subject to a transfer restriction under Section 5.10 below.

5.    Covenants and Agreements.

5.1    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party hereto in doing, all things reasonably necessary, proper or advisable to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated at the Closing: (a) obtaining all necessary Consents and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (b) the defending of any Actions challenging this Agreement or any other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

5.2    Non-Public Information. Except as contemplated by the Collaboration Agreement, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide Purchaser or its agents or counsel with any information that constitutes material non-public information, unless prior thereto Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information. The Company understands and confirms that Purchaser will be relying on the foregoing covenant in effecting transactions in securities of the Company.

5.3    No Restrictions on Transfer. Subject to restrictions on transfer imposed by applicable securities Laws and Section 5.10 below, the Shares shall be freely transferrable.

5.4    Securities Law Disclosure; Publicity. No public release or announcement concerning the transactions contemplated hereby or by any other Transaction Agreement, including the public filing of any Transaction Agreement pursuant to applicable securities Laws, shall be issued by the Company or the Purchaser without the prior consent of the Company (in the case of a release or announcement by the Purchaser) or the Purchaser (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such public filing, release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchaser, as the case may be, shall allow the Purchaser or the Company, as applicable, reasonable time to comment on such public filing, release or announcement in advance of such filing or issuance and the disclosing party shall consider the other party’s comments in good faith. Following the execution and delivery of this Agreement, the Company and the Purchaser shall issue a joint press release substantially in the form attached to the Collaboration Agreement as Exhibit 13.3(a).

5.5    NASDAQ Matters. Prior to the Closing, the Company shall (a) take all actions which are necessary, including providing appropriate notice to NASDAQ of the transactions contemplated by this Agreement, for the Shares purchased at the Closing to remain listed on the NASDAQ Global Select Market and (b) comply with all listing, reporting, filing, and other obligations under the rules of NASDAQ and of the SEC.

5.6    Interim Operations of the Company. Prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company shall not voluntarily delist from the NASDAQ Global Select Market. Between the date hereof and the Closing Date, the Company will not amend its certificate of incorporation or bylaws in a manner that is adverse to the Purchaser’s rights under the Transaction Agreements, and will not take or omit to take any action that would or could reasonably be expected to have a Material Adverse Effect.

5.7    Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the offer or sale of the Shares to be issued to the Purchaser hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Stock or the Company is listed or quoted for trading on the date in question: the Pink OTC Markets, the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE MKT or the New York Stock Exchange.

5.8    Notification. After the date hereof and prior to the Closing Date, the Company shall promptly deliver to the Purchaser a written notice of any event or development that would, or could reasonably be expected to, result in any condition to Closing set forth in Section 6, not to be satisfied.

5.9    Use of Proceeds. The net proceeds received by the Company from each Closing shall be used for general corporate purposes at the direction of the Board of Directors.

5.10    “Lock-Up” Agreement; Confidentiality of Notices.

(a)    The Purchaser agrees not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company (in each case, a “Transfer”), whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the Signing Date and continuing through the close of trading 180 days from the Closing Date. Notwithstanding this Section 5.10(a), the Purchaser shall be permitted to Transfer any portion or all of its Shares or other securities of the Company at any time under the following circumstances:

(i)    Transfers to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (in form and substance satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement; or

(ii)    Transfers that have been approved in writing by the Company.

(b)    From the date hereof until the termination of the Purchaser’s right to participate in Subsequent Financings (as defined below), if the Purchaser then owns at least five percent (5%) of the Company’s outstanding voting securities, the Purchaser will execute and promptly deliver any lock-up agreement as may be requested by the Company or the managing underwriter(s) or placement agent(s), as the case may be, in connection with a Subsequent Financing following the Closing Date. The Company shall deliver the form of requested lock-up agreement to the Purchaser at least five (5) Trading Days prior to the closing of the Subsequent Financing, but in no event sooner than the date that the Company, or the managing underwriter(s) or placement agent(s), as the case may be, solicit indications of interest from potential investors in a Subsequent Financing. The Purchaser will have no obligations under this Section 5.10(b), unless the managing underwriter(s) or placement agent(s), as the case may be, have requested and received a lock-up agreement from: (i) all executive officers and directors of the Company and (ii) all Affiliates of the Company who are also holders of at least five percent (5%) of the Company’s voting securities. Such lock-up agreement shall be on substantially similar terms with no material difference in terms and conditions from those executed by the parties set forth in (i) and (ii) in the preceding sentence, and in no event shall such lock-up agreement restrict the Purchaser for a period longer than ninety (90) days after the date of the final prospectus related to such Public Offering (as defined below), or the date of the purchase agreement related to the Private Offering (as defined below) as the case may be. Such lock-up agreement shall terminate if the underwriting agreement or the purchase agreement, as the case may be, related to the Subsequent Financing, is not executed with thirty (30) days of the date of such lock-up agreement.

(c)    The Purchaser acknowledges that the Company shall impose stop-transfer instructions with respect to the Shares subject to the restriction set forth in Section 5.10(b) until the end of such “lock-up” period.

(d)    If the Purchaser receives any notice from the Company regarding the Company’s plans to conduct a Subsequent Financing, the Purchaser shall treat such notice as Confidential Information (as such term is defined in the Collaboration Agreement).

5.11    Participation in Future Financing.

(a)    Subject to compliance with applicable securities laws, from the date hereof until the earlier of (i) the second anniversary of the Signing Date or (ii) expiration of the Term (as such term is defined in the Collaboration Agreement), upon (i) any issuance by the Company of un-registered shares of Common Stock or Common Stock Equivalents (a “Private Offering”) or (ii) any issuance by the Company of registered shares of Common Stock or Common Stock Equivalents (a “Public Offering” and together with the Private Offering, a “Subsequent Financing”), in each case for cash consideration, indebtedness or a combination thereof, then for a Private Offering the Purchaser shall have the right to participate, and with respect to a Public Offering the Company shall use commercially reasonable efforts (which must include multiple attempts, on multiple dates, with multiple representatives of the managing underwriter(s), to cause the managing underwriter(s) of the Public Offering, or the placement agent(s) of the Private Offering, to allow the Purchaser to submit an indication of interest in an amount of the Subsequent Financing up to the Purchaser’s Pro-Rata Share (as defined below) on the same terms, conditions and price provided for in the Subsequent Financing. For purposes of this Agreement, the Purchaser’s “Pro-Rata Share” shall be equal to the lesser of (i) number of shares of Common Stock deemed to be beneficially owned by the Purchaser immediately prior to the closing of the Subsequent Financing (based upon documentation or written representation reasonably satisfactory to the Company), divided by the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion or exercise of outstanding Common Stock Equivalents deemed to be beneficially owned by the Purchaser and included in the numerator) immediately prior to the closing of the Subsequent Financing or (ii) the number of shares of Common Stock that would result in Purchaser beneficially owning 19.99% of the outstanding shares of Common Stock of the Company.

(b)    At least five (5) Trading Days prior to the closing of a Public Offering, or at least ten (10) Trading Days prior to the closing of a Private Offering, as applicable, but in no event sooner than the date that the Company, or the managing underwriter(s) or placement agent(s), as the case may be, solicit indications of interest from potential investors in a Subsequent Financing, the Company shall deliver to the Purchaser notice of its intention to effect a Subsequent Financing (the “Subsequent Financing Notice”). In the event of a Private Offering, the Subsequent Financing Notice shall be written and describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the name and contact information of the placement agent(s) for such Private Offering and shall include a term sheet or similar document relating thereto as an attachment. In the event of a Public Offering, the Subsequent Financing Notice shall be verbal and may at the election of the Company upon the advice of counsel be confirmed as delivered in writing. The Purchaser acknowledges that in no event will the Company be required to deliver any Subsequent Financing Notice which upon the advice of counsel would be required to be filed as a free writing prospectus with the SEC or which could otherwise be deemed a violation of Section 5 of the Securities Act.

(c)    If the Purchaser desires to participate in such Subsequent Financing, the Purchaser must provide with respect to a Private Offering a written notice to the Company or with respect to a Public Offering a verbal indication of interest to the managing underwriter(s) by not later than 5:30 p.m. (New York City time) on the second (2nd) Trading Day after Purchaser has received a Subsequent Financing Notice, that the Purchaser is willing to participate in the Subsequent Financing and stating the amount of the Purchaser’s elected participation. If the Company or the managing underwriter(s) receive no such notice from the Purchaser as of such third (3rd) Trading Day, the Purchaser shall be deemed to have notified the Company that it does not elect to participate in the Subsequent Financing. In the event that the Purchaser elects, or is deemed to have elected, not to purchase its full Pro Rata Share in the Subsequent Financing, the Purchaser will thereafter have no further right to participate in any future Subsequent Financing. If with respect to a Public Offering, the Purchaser submits an indication of interest to purchase its full Pro Rata Share, and is not allocated its full Pro Rata Share by the managing underwriter(s), then Purchaser will retain its right to participate in future Subsequent Financings.

(e)    Notwithstanding anything to the contrary in this Section 5.12 and unless otherwise agreed to by the Purchaser, in the event the Company determines to abandon a Subsequent Financing, the Company shall cause the managing underwriter(s) or placement agent(s), as the case may be, to confirm such abandonment to the Purchaser in the same manner and on the same day as such abandonment is communicated to other potential investors. If, by the twentieth (20th) day following delivery of the Subsequent Financing Notice, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, such Subsequent Financing shall be deemed to have been abandoned and the Purchaser shall not be in possession of any material, non-public information with respect to the Company, unless the Company advises the Purchaser that the Subsequent Financing has not been abandoned. The Company understands and confirms that the Purchaser may rely on this Section 5.11(e) when effecting transactions in securities of the Company.

(d)    Notwithstanding the foregoing, this Section 5.11 shall not apply in respect of an Exempt Issuance.

(e)    Purchaser further agrees to execute such other documents and agreements as may reasonably be requested of Purchaser by the managing underwriter(s) or placement agent(s), as the case may be, in connection with a Subsequent Financing.

5.12    Subsequent Equity Sales. From the Signing Date until the Closing Date, the Company shall not initiate any drawdowns or sales under the Common Stock Sales Agreement dated November 9, 2015 between the Company and Cowen and Company, LLC.

6.    Conditions to Closing.

6.1    Conditions to Purchaser’s Obligations at the Closing. The Purchaser’s obligation to purchase the Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions (unless waived in writing by the Purchaser):

(a)    Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date, except to the extent such representation and warranty is (i) specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date or (ii) already qualified by materiality, in which case it shall be true and correct as of such dates.

(b)    Performance of Obligations. The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing Date.

(c)    Legal Investment. The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)    No Orders. No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)    Closing Deliverables. The Company shall deliver or cause to be delivered to the Purchaser all items listed in Section 2.3(a).

(f)    Collaboration Agreement. The Company shall have executed the Collaboration Agreement, the only remaining condition to the effectiveness of the Collaboration Agreement shall be the Closing, the Effective Date (as such term is defined in the Collaboration Agreement) of the Collaboration Agreement shall have occurred, no breach by the Company of any term of or obligation under the Collaboration Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.

(g)    Consents, Permits, and Waivers. All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained, including the approval of the Board of Directors.

(h)    Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(i)    The Company’s NASDAQ Listing. The Company’s Common Stock shall continue to be listed on the NASDAQ Global Select Market.

6.2    Conditions to Company’s Obligations at the Closing. The Company’s obligation to issue and sell Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions (unless waived in writing by the Company):

(a)    Representations and Warranties. The representations and warranties in Section 4 made by the Purchaser shall be true and correct in all material respect as of the Closing Date.

(b)    Performance of Obligations. The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Closing Date.

(c)    Legal Investment. The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)    No Orders. No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)    Closing Deliverables. The Purchaser shall deliver or cause to be delivered to the Company all items listed in Section 2.3(b).

(f)    Collaboration Agreement. The Collaboration Agreement shall not have been terminated in accordance with its terms.

(g)    Consents, Permits, and Waivers. All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained.

7.    Miscellaneous.

7.1    Termination. This Agreement and the obligations of the parties hereunder may be terminated by:

(a)    the Company and the Purchaser, by providing mutual written consent to terminate;

(b)    either the Company or the Purchaser, upon written notice to the other no earlier than three (3) Trading Days after February 3, 2017 (the “Original Termination Date”), if the Original Termination Date cannot be or has not been validly extended pursuant to this Section 7.1(b), and if the Closing shall not have been consummated by the Original Termination Date; provided, however, that the Original Termination Date may be extended to February 10, 2017 (the “Final Termination Date”) by either the Company or the Purchaser, in their sole discretion, upon written notice to the other on or within five (5) Trading Days prior to the Original Termination Date, if the Closing Date shall not have been consummated by the Original Termination Date solely as the result of a failure to satisfy the condition set forth in Sections 6.1(g) and 6.2(g) as of the Original Termination Date; provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the Closing prior to the Original Termination Date or the Final Termination Date, as applicable;

(c)    the Company if (i) any of the representations and warranties of the Purchaser contained in Section 4 of this Agreement shall fail to be true and correct or (ii) there shall be a breach by the Purchaser of any covenant of the Purchaser in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.1, and (B) which is not curable or, if curable, is not cured upon the occurrence of the twentieth (20th) calendar day after written notice thereof is given the Company to the Purchaser;

(d)    the Purchaser if (i) any of the representations and warranties of the Company contained in Section 3 of this Agreement shall fail to be true and correct or (ii) there shall be a breach by the Company of any covenant of the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.2, and (B) which is not curable or, if curable, is not cured upon the occurrence of the twentieth (20th) calendar day after written notice thereof is given by the Purchaser to the Company; or

(e)    the Company or the Purchaser, upon notice to the other, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or who is not in compliance with its obligations under Section 5.

(f)    In the event of termination of this Agreement pursuant to Section 7 by either Purchaser or the Company, this Agreement will become void and have no further force or effect, without any liability or obligation of the Purchaser, other than as set forth in Sections 5.3 and Article VII, which will each survive any termination of this Agreement.

7.2    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK (THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES

HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.3    Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Purchaser or its representatives.

7.4    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes. This Agreement may not be assigned by any party hereto without the consent of the other party, provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Purchaser or to any successor of the Purchaser as a result of a Change of Control of the Purchaser, provided that in the case of such assignment the Purchaser shall not be relieved of its obligations hereunder, or to any transferee to whom Shares are properly transferred after the Closing pursuant to the terms of the Transaction Agreements.

7.5    Entire Agreement. This Agreement, the exhibits and schedules hereto, the other Transaction Agreements, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.6    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any provision of this Agreement, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Purchaser as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby and the other Transaction Agreements are fulfilled to the greatest extent possible.

7.7    Amendment. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Purchaser and the Company. Any amendment effected in accordance with this Section 7.7 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any amendment not effected in accordance with this Section 7.7 shall be void and of no effect.

7.8    Waivers; Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative. Any waiver effected in accordance with this Section 7.8 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any waiver not effected in accordance with this Section 7.8 shall be void and of no effect.

7.9    Equitable Relief. Each of the Company and the Purchaser hereby acknowledges and agrees that the failure of the Company to perform its respective agreements and covenants hereunder will cause irreparable injury to the Purchaser, for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby agrees that the Purchaser shall be entitled to the issuance of equitable relief by any court of competent jurisdiction to compel performance of the Company’s obligations.

7.10    Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

Calithera Biosciences, Inc.

343 Oyster Point Blvd., Suite 200

South San Francisco, California 94080

Facsimile:        650-588-5272

Attention:        Susan M. Molineaux

 President and Chief Executive Officer

with a copy (which will not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Facsimile: 650-849-7400

Attention: John T. McKenna

      Seth J. Gottlieb

If to the Purchaser:

Incyte Corporation

1801 Augustine Cut-Off

Wilmington, DE 19803

Facsimile:        +1 (302) 425-2707

Attention:         General Counsel

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

United States of America

Facsimile:    +1 (609) 919-6701

Attention:    Randall Sunberg

 Emilio Ragosa

7.11    Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

7.12    Attorneys’ Fees. In the event that any Action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.13    Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.14    Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile, PDF or other electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

7.15    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. All exhibits attached hereto and all other attachments hereto are hereby incorporated herein by reference and made a part hereof.

7.16    Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

7.17    No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:

CALITHERA BIOSCIENCES, INC.

By:	/s/ Susan M. Molineaux
Name: Susan M. Molineaux
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Purchaser:

INCYTE CORPORATION

By:	/s/ Hervé Hoppenot
Name: Hervé Hoppenot
Title: President and Chief Executive Officer

EXHIBIT A

JOINT PRESS RELEASE

Incyte and Calithera Biosciences Announce Global Collaboration

to Develop and Commercialize CB-1158, a First-in-class, Small

Molecule Arginase Inhibitor

•	Incyte gains worldwide rights to CB-1158 for hematology and oncology indications

•	Calithera to receive a $45 million up-front payment and an $8 million equity investment

•	Incyte and Calithera to co-fund global development of CB-1158; Calithera eligible to receive share of profits in the U.S., potential milestones and royalties on future sales of CB-1158

•	Calithera conference call scheduled today at 8:30 a.m. ET, 5:30 a.m. PT

WILMINGTON, DE AND SOUTH SAN FRANCISCO, CA, January 30, 2017 – Incyte Corporation (NASDAQ: INCY) and Calithera Biosciences, Inc. (NASDAQ: CALA) announce today that the companies have entered into a global collaboration and license agreement for the research, development and commercialization of Calithera’s first-in-class, small molecule arginase inhibitor CB-1158 in hematology and oncology. CB-1158 is currently being studied in a monotherapy dose escalation trial and additional studies are expected to evaluate CB-1158 in combination with immuno-oncology agents, including anti-PD-1 therapy.

“Arginase-expressing tumor-infiltrating myeloid cells have been shown to play an important role in orchestrating the immune suppressive microenvironment in cancer; but, to date, therapeutic targeting of the arginase enzyme has remained elusive,” said Reid Huber, Ph.D., Incyte’s Chief Scientific Officer. “The addition of this first-in-class, small molecule arginase inhibitor, CB-1158, to our portfolio expands our innovative immuno-oncology pipeline and allows us to continue to advance our mission of discovering and developing immune-active combination therapies to treat patients with cancer.”

“In this strategic partnership with Incyte, CB-1158 is expected to be evaluated in multiple trials of novel therapeutic combinations, accelerating its development across hematological and oncology indications,” said Susan Molineaux, Ph.D., Calithera’s Chief Executive Officer.

Terms of the Collaboration

Under the terms of the collaboration and license agreement, Calithera will receive an up-front payment of $45 million from Incyte. In addition, Incyte will make an equity investment in Calithera of $8 million through the purchase of shares at a price of $4.65 per share.

Incyte will receive worldwide rights to develop and commercialize CB-1158 in hematology and oncology and Calithera will retain certain rights to research, develop and commercialize certain other arginase inhibitors in certain orphan indications.

Incyte and Calithera will jointly conduct and co-fund development of CB-1158, with Incyte leading global development activities. Incyte will fund 70 percent of global development and Calithera will be responsible for the remaining 30 percent. In the event of regulatory approvals and commercialization of CB-1158, Incyte and Calithera will share in any future U.S. profits and losses (receiving 60 percent and 40 percent, respectively) and Calithera will be eligible to receive over $430 million in potential development, regulatory and commercialization milestones from Incyte. Per the terms of the agreement, Calithera will have the right to co-detail CB-1158 in the U.S. and also be eligible to receive from Incyte tiered royalties based on future ex-U.S. sales, with rates ranging from low-to-mid double-digits.

The agreement also provides that Calithera may choose to opt out of its co-funding obligations. In this scenario, Calithera would no longer be eligible to receive future U.S. profits and losses but would be eligible to receive up to $750 million in potential development, regulatory and commercialization milestones from Incyte and, if the product is approved and commercialized, also be eligible to receive reimbursement based on previous development expenditures incurred by Calithera and tiered royalty payments on future global sales of CB-1158, with rates ranging from low-to-mid double-digits.

The transaction is expected to close in the first quarter of 2017, subject to customary closing conditions.

Conference Call and Webcast Information

Calithera will host a conference call today to discuss this collaboration at 8:30 a.m. ET, 5:30 a.m. PT. Participants may access the call by dialing (855)783-2599 (domestic) or (631)485-4877 (international) and referencing conference ID 58716954. The conference call will also be available by webcast in the Investor Relations page of Calithera’s website, www.calithera.com. The archived webcast will remain available for replay for 30 days.

About Arginase

Arginase is an enzyme produced by immunosuppressive myeloid cells, including myeloid-derived suppressor cells (MDSCs) and neutrophils, which prevents T-cell and natural killer (NK) cell activation in tumors. Arginase exerts its immunosuppressive effect by depleting the amino acid arginine in the tumor microenvironment which subsequently prevents activation and proliferation of the immune system’s cytotoxic T-cells and NK-cells. Inhibition of arginase activity reverses this immunosuppressive block and restores T-cell function. In preclinical models, arginase inhibition has been shown to enhance anti-tumor immunity and inhibit tumor growth.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary therapeutics. For additional information on Incyte, please visit the Company’s website at www.incyte.com.

Follow @Incyte on Twitter at https://twitter.com/Incyte.

About Calithera Biosciences

Calithera Biosciences, Inc. is a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer. Calithera’s lead product candidate, CB-839, is a potent, selective, reversible and orally bioavailable inhibitor of glutaminase. CB-839 takes advantage of the pronounced dependency many cancers have on the nutrient glutamine for growth and survival. It is currently being evaluated in Phase 1/2 clinical trials in combination with standard of care agents. CB-1158 is a first-in-class immuno-oncology metabolic checkpoint inhibitor targeting arginase, a critical immunosuppressive enzyme responsible for T-cell suppression by myeloid-derived suppressor cells. Arginase depletes arginine, a nutrient that is critical for the activation, growth and survival of the body’s cancer-fighting immune cells, known as cytotoxic T-cells. CB-1158 is currently in a Phase I clinical trial. Calithera is headquartered in South San Francisco, California. For more information about Calithera, please visit www.calithera.com.

Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release contain predictions, estimates and other forward-looking statements, including without limitation statements regarding: whether CB-1158 will successfully advance through clinical studies or will ever be approved for use in humans anywhere or will be commercialized anywhere successfully or at all; whether CB-1158 will be effective in the treatment of cancer; and whether and when any of the milestone payments or royalties under this collaboration will ever be paid by Incyte. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: obtaining approval for this planned collaboration; research and development efforts related to the collaboration programs; the possibility that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; other market or economic factors; unanticipated delays; each company’s ability to compete against parties with greater financial or other resources; greater than expected expenses; and such other risks detailed from time to time in each company’s reports filed with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended September 30, 2016 filed by each company. Each party disclaims any intent or obligation to update these forward-looking statements.

# # #

Contacts:

Incyte Media

Catalina Loveman

+1 302 498 6171

cloveman@incyte.com

Incyte Investors

Michael Booth, DPhil

+1 302 498 5914

mbooth@incyte.com

Calithera

Jennifer McNealey

+1 650-870-1071

ir@Calithera.com